                                                                                                     Execution Copy
                                                                                                     --------------

                                                                     May 21, 2004

By hand delivery
----------------

Mr. John L. Workman
870 Maryknoll Circle
Glen Ellyn, Illinois  60137

Re:  Separation Arrangements
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Dear John:

         You have resigned your employment, and all positions and offices (including, without limitation, all positions on the Boards of Directors) held, with each of U.S. Can Corporation ("Holdings"), United States Can
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Company ("USC") and their respective subsidiaries (collectively with Holdings and USC, the "Companies"), and the
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Companies have accepted your resignation, effective as of April 22, 2004 (the "Separation Date").  The purpose of
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this letter is to confirm the agreement between you and the Companies concerning your severance arrangements, as follows:

1.       Final Salary; Vacation Pay and Business Expenses.  You acknowledge that you have received pay for all
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work you have performed for the Companies through the Separation Date, to the extent not previously paid.  You will also be paid, to the extent not previously paid, (i) at your final base rate of pay, for the 25 vacation days you had accrued, but not used, as of the Separation Date determined in accordance with the Companies'
policies and as reflected on the books of the Companies and (ii) for any unreimbursed documented business expenses incurred prior to the Separation Date and submitted for reimbursement prior to the date hereof.

2.       Severance Benefits.  In consideration of your acceptance of this Agreement and subject to your meeting
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in full your obligations under it and the Employee Agreement between you and USC which you signed on October 4,
2000 (the "Employee Agreement"), the Companies will provide you the following severance pay and benefits:
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(a)      USC will pay you your salary, at your final base rate, for the period of eighteen (18) months following the Separation Date (the "Severance Pay Period").  Payments will be made in the form of salary continuation and
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will begin on the next regular payday for USC which is at least five business days following the later of the effective date of this Agreement or the date this Agreement, signed by you, is received by USC.  The first payment will be retroactive to the day following the Separation Date.

(b)      In the event of your death prior to the conclusion of the Severance Pay Period, USC will pay to the beneficiary you designate in writing or, if none, to your spouse, or if your spouse does not survive you, to your estate, the remainder of any salary continuation not yet paid to you under paragraph 2(a) above on the payment dates such payments would have otherwise been made to you under paragraph 2(a) above.

(c)      USC will pay you an award, if any, under the Management Incentive Plan of USC for the performance period in which the Separation Date occurred, based on actual performance for the entire period; provided, however, that such award will be subject to a pro rata reduction to reflect the portion of the performance period following the
Separation Date.  The actual amount of any such award shall be determined in accordance with the formulas for the
2004 bonus awards agreed upon by management and the Compensation Committee of the Board of Directors and outlined in the 2004 Management Incentive Plan.  Payment of the award, if any, shall be made at the regularly scheduled time for payment of such amounts to active employees.

(d)      Your rights and obligations with respect to any stock options granted to you by Holdings which had vested as of the Separation Date shall be governed by the U.S. Can Corporation 2000 Equity Incentive Plan, as in
effect on the date hereof (the "Equity Incentive Plan"), the option certificates issued thereunder and any
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agreements or other requirements applicable to those options; provided, however, that (A) the 105 day period set forth in Section 7(b)(i) of the Equity Incentive Plan shall be extended to the earliest of (a) the tenth anniversary of the date of the option grant, or (b) the termination of the option in accordance with (i) the certificate pursuant to which it was issued, (ii) the Stockholders Agreement of Holdings dated as of October 4,
2000 (the "Stockholders Agreement"), or (iii) the Equity Incentive Plan (other than Section 7(b)(i) thereof), and
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(B) in the case of performance vested options for which it has not been determined on the Separation Date whether or not such options will be earned in accordance with the terms of the option certificate evidencing the grant of such options, in addition to the terms of the option certificate evidencing the grant of such options, the 45-day period set forth in Section 7(b)(ii) of the Equity Incentive Plan shall remain in effect.  All stock options which are unvested as of the Separation Date have been cancelled as of that date, and the stock option certificates for the stock options granted you which were unvested on the Separation Date shall automatically be deemed cancelled as of that date and of no further force and effect.  You agree to return, no later than the effective date of this Agreement, the stock option certificates for all stock options granted to you which were unvested on the Separation Date or deliver an affidavit of loss with respect thereto, acknowledging the cancellation of such options.  You will continue to hold all vested options and all common stock (whether vested or unvested) of Holdings held by you or your Permitted Transferees (as defined in the Stockholders Agreement), pursuant to the terms of the Stockholders Agreement.  A list of such vested options and common stock is set forth on Exhibit A hereof.  You hereby agree, however, that as of the Separation Date, for all purposes of the
Stockholders Agreement, you and your Permitted Transferees shall each be deemed to be an "Other Stockholder"
rather than a "Management Stockholder" and that  from time to time after the date hereof, at the request of
Holdings and without further consideration, you shall execute and deliver further instruments and take such other actions, as Holdings may reasonably require, to more effectively evidence the "Other Stockholder" designation.
As an "Other Stockholder" you will be entitled to the rights as a stockholder as provided to stockholders generally under Delaware law, and will be entitled to the rights and subject to the obligations of an "Other
Stockholder" under the Stockholders Agreement.

(e)      USC agrees to pay for reasonable attorneys' fees, costs and expenses, up to an aggregate of $13,000, incurred in connection with the review and negotiation of this Agreement for you.  Payments under this
Section 2(e) shall be made by USC upon the submission to USC of documentation reasonably satisfactory to USC evidencing the incurrence of such attorneys' fees, costs and expenses.

(f)      USC agrees to pay for costs and expenses of reasonable outplacement services, up to $25,000, until you obtain other employment.  Payments under this Section 2(f) shall be made by USC to the outplacement vendor upon the submission to USC of documentation reasonably satisfactory to USC evidencing the incurrence of such costs and expenses.  You may begin using the outplacement services after the expiration of the revocation period set forth in the last paragraph of this Agreement, unless you have timely revoked this Agreement.

(g)      If you were enrolled in the Companies' medical and dental plans on the Separation Date, the Companies will continue your participation and that of your eligible dependents in those plans during the Severance Pay
Period, at a level of coverage and cost-sharing basis no less favorable than that being offered to executives of the Companies generally.  After the Severance Pay Period, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time under the federal law known as "COBRA" by paying the full premium cost of such coverage plus a small administrative fee.

(h)      Holdings agrees to waive its rights to call, pursuant to Section 2.2 of the Stockholders Agreement, any securities (including, without limitation, vested stock options) of Holdings held by you on the Separation Date.

(i)      In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not you become self-employed or obtain other employment.

(j)      You agree to terminate your membership at the Butler National Golf Club and upon receipt, you agree to endorse in favor of the Companies any refund from Butler National Golf Club which relates to termination of your membership at such club.

3.       Withholding.  All payments made by the Companies under this Agreement shall be reduced by any tax or
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other amounts required to be withheld by the Companies under applicable law and all other deductions authorized by you.

4.       Acknowledgement of Full Payment.  You acknowledge and agree that the payments provided under paragraph 1
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of this Agreement are in complete satisfaction of any and all compensation due to you from any of the Companies, whether for services provided to the Companies or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to you.

5.       Status of Employee Benefits, Paid Time Off.  Except as expressly provided in clause (g) of Section 2,
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your participation in all employee benefit plans of the Companies has ended as of the Separation Date, in accordance with the terms of those plans; provided, however, that your rights under the U.S. Can Company Salaries
Employees Savings and Retirement Accumulation Plan, the U.S. Can Company Non-Qualified 401(k) Plan and the U.S.
Can Company Benefit Replacement Plan after the Separation Date will be governed by the terms and conditions of such benefit plans (it being understood that for purposes of such benefit plans, your  termination shall be deemed to be a termination without "cause").  Also, you will not continue to earn vacation or other paid time off after the Separation Date.

6.       Performance by the Companies.  Where this Agreement requires performance by the Companies, such
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performance may be rendered by Holdings or USC or any of their respective subsidiaries, or any combination thereof, as the Companies in their sole discretion shall determine.

7.       Confidentiality, Non-Disparagement and No Solicitation.
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(a)      You agree that you will continue to protect Confidential Information, as defined herein, and that you will not use or disclose any Confidential Information, directly or indirectly, unless approved in writing, in advance, by the Board of Directors of Holdings; provided, however, that disclosure of Confidential Information
(i) to executives of Holdings or USC holding the title of Senior Vice President or the Vice President of Human
Resources, or any such person's superior, or (ii) to any member of the Board of Directors of Holdings or USC, in any such case, who requests information from you in such person's capacity as an executive officer or director of
Holdings or USC, shall not be a violation of this Section 7(a); provided, further, that disclosure of
Confidential Information to the Berkshire Stockholders (as defined in the Stockholders Agreement) and members of
Berkshire Partners and their officers shall not be a violation of this Section 7(a).  The Companies and you acknowledge and agree that the "Other Stockholders" of Holdings (including you) may from time to time communicate regarding and discuss their ownership of shares of common stock of Holdings and that in the event any
Confidential Information is used or disclosed in such communications and discussions, such use or disclosure shall not be a violation of this Section 7(a) so long as such use or disclosure does not cause demonstrable economic or reputational harm to the interests of the Companies and  such use or disclosure is not otherwise a violation of the confidentiality obligations contained in the Stockholders Agreement.  As used in this Agreement,
"Confidential Information" means any and all information of the Companies and their affiliates that is not
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generally known to others with whom any of them competes or does business or with whom any of them plans to compete or do business.  Confidential Information also includes all information received by the Companies or any of their affiliates from customers or other third parties with any understanding, express or implied, that the information would not be disclosed.

(b)      You agree that until such time as this Agreement may become publicly filed by USC, you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal, financial and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.  You also agree that, during the Severance
Pay Period and thereafter, you will not disparage or criticize any of the Companies, their businesses, their management or products, and that you will not otherwise do or say anything that could reasonably be expected to disrupt the good morale of the Companies' employees or harm the interests or reputation of any of the Companies.
By execution hereof, you acknowledge and agree that your resignation did not result from any disagreement with
Holdings, USC or any of their respective subsidiaries or affiliates on any matter relating to the operations, policies or practices of Holdings, USC or any of their respective subsidiaries or affiliates.

(c)      You agree that during the period commencing on the date hereof and ending May 8, 2006, you will not, directly or indirectly, solicit, induce or entice any individual who was an employee of any of the Companies as of April 22, 2004 ("Covered Employees") to terminate his or her employment relationship with any of the
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Companies.  Notwithstanding the prior sentence, you are not prohibited from hiring any Covered Employee so long as you did not initiate contact with such Covered Employee for purposes of such hiring and did not, directly or indirectly, solicit, induce or entice such Covered Employee to terminate his or her employment relationship with any of the Companies.

(d)      Each of the Companies agrees that so long as you are in compliance with the terms hereof, it will not disparage or criticize you or otherwise do or say anything that could reasonably be expected to harm your interests or reputation; provided, that except as otherwise set forth herein, the foregoing shall not prevent the
Companies from bringing any action, suit or claim against you.

8.       Indemnification.  The Companies will indemnify, defend and hold you harmless as a former director and
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officer of the Companies and their subsidiaries against all losses, claims, damages or liabilities arising out of acts or omissions by you (other than acts or omissions constituting bad faith, gross negligence, willful misconduct or fraud on your part) as a director and officer occurring prior to the Separation Date (whether or not the claim arose prior to the Separation Date or arises thereafter) to the maximum extent that such obligations of the Companies exist under their respective Charter and By-laws in effect from time to time.  From and after the Separation Date, the Companies will continue to cover you as a former director and officer of the
Companies and their subsidiaries under the Companies' directors' and officers' insurance policies, to the fullest extent and for the time periods provided for in such policies, to the extent such policies remain in force and effect.  The foregoing provisions shall relate to your acts as an officer and director of the Companies and their affiliates prior to the Separation Date, regardless of whether the claim arose prior to or after the Separation
Date.

9.       Return of Documents and Other Property.  In signing this Agreement, you represent and warrant that you
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have returned to the Companies any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business (whether present or otherwise) of the Companies or any of their affiliates (other than (a) personal documents related to your employment arrangements, termination arrangements, compensation and benefits, in each case, with the Companies and only to the extent the Companies retain copies of such information, (b) your personal contact lists, (c) information that you received in your capacity as a stockholder of the Companies, and (d) information that is in the public domain) (collectively, the
"Information") and all keys, access cards, credit cards, computer hardware and software, telephones and
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telephone-related equipment and all other property of the Companies or any of their affiliates in your possession or control; provided, however, you shall be permitted to use the Blackberry the Companies previously provided to you and to access your e-mail and voice mail accounts, in each case, through and including May 31, 2004, and after such date, you agree to return the Blackberry to the Companies.  Further, you represent and warrant that you have not retained any copy of any Information (whether in hardcopy, on electronic media or otherwise) of the
Companies or any of their affiliates.  Recognizing that your employment with the Companies has ended, you agree that you will not, for any purpose, attempt to access or use any computer or computer network or system of any of them (except as specifically provided for herein with respect to the Blackberry usage and e-mail usage through and including May 31, 2004).  Further, you acknowledge that you have disclosed to the Companies all passwords necessary or desirable to enable the Companies to access all information which you have password-protected on any of their computer equipment or on their computer network or systems.

10.      Employee Cooperation.  You agree to cooperate with the Companies hereafter with respect to all matters
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arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement.  The Company will provide you with legal counsel, to the extent required, in connection with any such assistance, provided that such governmental investigation, litigation or regulatory or other proceeding did not arise out of or relate to any bad faith, gross negligence, willful misconduct or fraud on your part.  The Companies will reimburse your reasonable expenses incurred in complying with the Companies' requests hereunder, provided such expenses are authorized by the Companies in advance.

11.      Release of Claims.
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(a)      In exchange for the severance benefits provided to you under this Agreement to which you are not otherwise entitled, and as an express condition thereof, you, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment with the Companies or pursuant to the termination of such employment or  pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which you have provided services to the Companies or any other federal, state or local law, regulation or other requirement and you hereby release and forever discharge the Companies and their affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims.  Excluded from the scope of this release of claims are any rights you have under this Agreement after the effective date hereof.

(b)      This Agreement, including the release of claims set forth in the paragraph immediately above, creates legally binding obligations and the Companies therefore advise you to consult an attorney before signing this
Agreement.  In signing this Agreement, you give the Companies assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in the first sentence of paragraph 7(b) above; and that, in signing this
Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

12.      Miscellaneous.
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(a)      This Agreement constitutes the entire agreement between you and the Companies and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, including, without limitation, the Employment Agreement dated October 4, 2000 among you, Holdings and USC (the "Employment Agreement"), and excluding only the Employee
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Agreement and your rights and obligations, and those of Holdings, with respect to the securities of Holdings
(including, without limitation, pursuant to the terms of the Stockholders Agreement), all of which shall remain in full force and effect in accordance with their terms.

(b)      This Agreement shall be governed by and construed in accordance with the domestic substantive laws of
Illinois, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(c)      This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chairman of the Board of each of Holdings and USC or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(d)      The obligation of the Companies to make payments to you or on your behalf under this Agreement is expressly conditioned upon your continued full performance of your obligations under this Agreement, the Employee
Agreement and the Stockholders Agreement.

(e)      This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.  To the extent such does not occur by operation of law or by contract, each of USC and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of USC and/or the Company to assume expressly and agree to perform this Agreement and the obligations of the Companies set forth herein.

(f)      This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

If the  terms of this  Agreement  are  acceptable  to you,  please  sign,  date and  return it to  Holdings  within twenty-one  days of the date you  receive  it. You may  revoke  this  Agreement  at any time  during the  seven-day period  immediately  following the date of your signing.  If you do not revoke it, then, at the  expiration of that seven-day  period,  this letter will take effect as a  legally-binding  agreement  between you and the Companies on the basis set forth above.  The  enclosed  copy of this  letter,  which you should also sign and date,  is for your records.

                                                          Sincerely,

                                                          U.S. CAN CORPORATION

                                                          By:      /s/ Carl Ferenbach
                                                                   ------------------
                                                                   Name: Carl Ferenbach
                                                                   Title: Chairman of the Board
                                                          UNITED STATES CAN COMPANY

                                                          By:      /s/ Carl Ferenbach
                                                                   ------------------
                                                                   Name: Carl Ferenbach
                                                                   Title: Chairman of the Board
Accepted and agreed:

     /s/ John L. Workman
------------------------
         John L. Workman

Date:       May 21, 2004________
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                                                         -9-

Exhibit 10.34 - Workman Severance w Conformed Sign.DOC